Exhibit 3.1

THE COMPANIES LAW Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

MAXCLEAN HOLDINGS LTD

[Chinese Omitted]

(“Company,”)

1.	The name of the Company is MAXCLEAN HOLDINGS LTD [Chinese Omitted]

2.
The registered office will be situated at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.
The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4.	Without prejudice to the generality of the foregoing, the objects of the Company shall include, but without limitation, the following:-

4.1
To carry on the business of an investment company and for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares (including shares in  the Company), stocks,  debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

4.2	To lend money with or without security either at interest or without and to invest money of the Company in such manner as the Directors think fit.

4.3	To acquire by purchase, lease, exchange, or otherwise lands, houses, buildings and other property or any interest in the same in any part of the world.

4.4
To carry on  the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organised commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

4.5
To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers,  company promoters,  realtors,  financial  agents,  land  owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

4.6	To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licences, secret processes and any real or personal property of any kind whatsoever.

4.7
To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be  used  in  the  business  of shipping,  transportation,  chartering  and  other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

4.8
To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, customs brokers, ship agents, warehousemen, bonded or otherwise and carriers and to transact every kind of agency, factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

4.9
To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organisations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

4.10
To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

4.11	To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

4.12	To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall think fit.

4.13
To draw, make, accept, endorse, discount, execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

4.14	To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

4.15	To distribute any of the property of the Company among the Members in specie.

4.16
To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or company or to take or other acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business or possessed of any property or rights.

4.17
To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

4.18
To lend and advance moneys or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company’s undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

4.19
To enter into partnership or into any arrangements for sharing profits, union of interests,  co-operation, joint venture,  reciprocal  concession,  amalgamation  or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

4.20
To enter into any arrangements with any authorities,  municipal  or local  or otherwise  and  to  obtain  from  any  such  authority  any  rights,  privileges  or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.

4.21	To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of therm.

5.
If the Company is registered as an exempted company as defined in the Cayman Islands Companies Law, it shall have the power, subject to the provisions of the Cayman Islands Companies Law and with the approval of a special resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

6.	The liability of the Members is limited.

7.
The authorised share capital of the Company is USS1,000,000 consisting of 10,000,000,000 Ordinary shares of par value US$0.0001 each, all of which shall be issued as non-negotiable and transferred only on the books of the Company, with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power herein before contained.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the number of shares in the capital of the Company set opposite its name.

Dated: 30 May 2011

NAME OF	ADDRESS	OCCUPATION	NO. OF SHARES
SUBSCRIBER			TAKEN BY
SUBSCRIBER

Reid Services Limited	Clifton House	Company	1 Ordinary share
75 Fort Street
PO Box 1350
Grand Cayman KY1-1108
Cayman Islands
/s/ [ILLEGIBLE]

Witness to the above signature:-

/s/ [ILLEGIBLE]
Witness